EXHIBIT 99.1

RE:
Schuff International, Inc.
1841 West Buchanan St. Phoenix, AZ 85007 (602) 252-7787 www.schuff.com TRADED: AMEX: SHF

THE BERLIN GROUP, INC.
INVESTOR RELATIONS COUNSEL

     FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE BERLIN GROUP, INC.:
Michael R. Hill	Lawrence Delaney Jr.

Vice President/CFO	(714) 734-5000
(602) 417-8865

SCHUFF INTERNATIONAL ANNOUNCES INCREASE IN TENDER OFFER BY MAJORITY STOCKHOLDERS AND SPECIAL COMMITTEE’S UNANIMOUS DECISION TO RECOMMEND THAT STOCKHOLDERS TENDER THEIR SHARES

PHOENIX, Ariz., May 17, 2004 – As previously announced on April 30, 2004, Schuff Acquisition Corp., an Arizona corporation to be wholly owned by David A. Schuff, Chairman of the Board of Schuff International, Inc. (AMEX: SHF), and Scott A. Schuff, President and Chief Executive Officer of Schuff International, and their affiliates, commenced a tender offer to purchase all of the outstanding common stock of Schuff International not already owned by David A. Schuff, Scott A. Schuff, and their affiliates at a price of $2.17 per share. On May 12, 2004, following a discussion with the special committee of non-management directors formed to review and evaluate the tender offer, Messrs. David and Scott Schuff and their affiliates elected to increase their initial offer of $2.17 per share to $2.30 per share, subject to the same terms and conditions of the initial offer, as disclosed in an amended Schedule TO filed with the Securities Exchange Commission on May 14, 2004. The increased price represents an approximate 18% premium over the closing price of Schuff International’s common stock on AMEX on Tuesday, April 27, 2004, the last trading day before the public announcement of the tender offer. Stockholders that have already tendered their shares will be entitled to receive the increased offer price if the offer is successful.

The special committee of the Board of Directors of Schuff International formed to evaluate the offer has unanimously determined that the offer is fair to the Schuff International stockholders being asked to tender their shares and recommends that the stockholders accept the offer and tender their shares in the offer. In arriving at its recommendation, the special committee gave careful consideration to the factors described in its Solicitation/Recommendation Statement on

Schedule 14D-9, which was filed with the Securities and Exchange Commission on May 14, 2004, including a fairness opinion the special committee received from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the special committee’s financial advisor.

The complete terms and conditions of the offer are set forth in the Offer to Purchase, Letter of Transmittal, and other related materials filed today with the Securities and Exchange Commission, in each case as they have been amended. Copies of the amended Offer to Purchase, Letter of Transmittal, Solicitation/Recommendation Statement on Schedule 14D-9, other related tender offer materials and Schuff International’s annual report on Form 10-K for the fiscal year ended December 31, 2003 will be distributed to Schuff International stockholders beginning today.

Following completion of the tender offer, and subject to certain conditions, Schuff Acquisition Corp. intends to consummate a second-step merger in which all of the remaining Schuff International stockholders who do not tender their Schuff International shares in the offer will receive the same price paid in the tender offer, except for those stockholders who elect to exercise their appraisal rights.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Schuff International. In connection with their tender offer, the Schuffs have caused a tender offer statement on Schedule TO, as amended to, reflect the increase in the tender offer price. Each security holder of Schuff International is advised to read this documentation (including all amendments thereto), when and if it becomes available, because this documentation will contain important information. Each security holder of Schuff International can obtain the tender offer statement and other documents that are filed with the Securities and Exchange Commission for free on the Securities and Exchange Commission’s web site at http://www.sec.gov.

Schuff International is a fully integrated fabricator and erector of structural steel and heavy steel plate. Schuff International fabricates and erects structural steel for commercial and industrial construction projects such as high- and low-rise buildings and office complexes, hotels and casinos, convention centers, sports arenas, shopping malls, hospitals, dams, bridges, mines, and power plants. Schuff International also manufactures short- and long-span joists, trusses, and girders as well as specializes in the fabrication and erection of large-diameter water pipe, water storage tanks, pollution control scrubbers, tunnel liners, pressure vessels, strainers, filters, separators, and a variety of customized projects.

This press release and statements made by Schuff International, Inc. in reports to its stockholders and public filings, as well as oral public statements by Schuff International, Inc. representatives, may contain certain forward-looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks and uncertainties disclosed in Schuff International’s periodic reports filed from time-to-time with the Securities and Exchange Commission, including Schuff International’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.